Exhibit 10.6

Franchising

Agreement

Between

Dufry International AG

(Switzerland)

and

Hudson Group (HG), Inc.

(USA)

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I. PARTIES

On one side,

Dufry International AG, a Swiss stock corporation duly incorporated and existing under the laws of Switzerland with registered offices at Brunngässlein 12, 4010 Basel, Switzerland.

(hereinafter referred to as the "Franchisor")

and on the other side

Hudson Group (HG), Inc., a limited company incorporated and existing under the laws of the United States of America with registered offices One Meadowlands Plaza, 11th Floor, East Rutherford, New Jersey, 07073, USA.

(hereinafter referred to as the "Franchisee”)

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II. RECITALS

I.	WHEREAS, both Parties belong to a multinational group of companies operative in a number of markets (hereinafter referred to as “the Dufry Group”).

II.	WHEREAS, the Dufry Group is one of the world’s leading operators of shops that sell luxury consumer products and is engaged in the retail business with “duty free” and “duty paid” concessions located at airports, borders, on cruise liners, seaports, ferries, railway stations and city centre locations.

III.	WHEREAS, the Franchisor has existing goodwill, know-how and retail specific intellectual property including a brand portfolio and a “business concept” in the area of duty-free and duty-paid retailing, and has achieved a valuable goodwill amongst stakeholders in the business of the Dufry group (i.e. airport operators, luxury branded goods suppliers, retail industry employees, banks and financial institutions etc.).

IV.	WHEREAS, the Franchisor provides corporate and supporting services as listed in Exhibit 1 and grants the Franchisee access to global functions (hereinafter referred to as the “Centralised Support Services”).

V.	WHEREAS, the Franchisor has the right to use and licence its trademarks - Dufry, Nuance and WDFG - (hereinafter referred to as the “Trademarks”), registered in several jurisdictions including the Territory, as well as ancillary brand-building and business related intangibles as further described in Article 3 of this Agreement.

VI.	WHEREAS, the Franchisee and Franchisor acknowledge the existence of a separate trademark license agreement in relation to the right of Franchisee to use the Hudson brand as set forth in such trademark license agreement.

VII.	WHEREAS, the Franchisee and its subsidiaries and/or controlled affiliates operate currently certain duty-free and/or duty paid shops in the Territory (hereinafter referred to as “the Shops”).

VIII.	WHEREAS, the Franchisee, on behalf of its subsidiaries and/or controlled affiliates, wishes to benefit from the widespread recognition of Dufry Group’s trademarks, business concept and goodwill, which shall open for the Franchisee business opportunities to which it would have no access as a stand-alone duty-free or other retail business and which shall translate into the Franchisee’s ability to compete in the globally competitive environment of the duty free business while reducing its own business risks.

IX.	WHEREAS, the Franchisor is prepared to franchise certain of the Dufry Group trademarks and its business related intangibles to implement in the Franchisee’s local business as well as provide access to its Global Distribution Centers to the Franchisee in return for a franchise fee as this term is defined in Article 6.

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NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the Parties hereto) the Parties covenant and agree each with the other as follows:

[Remainder of page intentionally left blank]

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III. DEFINITIONS AND INTERPRETATION

A. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

•	“Affiliate” shall mean any subsidiary or controlled affiliate, which includes any legal entity that is directly or indirectly, through the majority of voting rights, equity capital or otherwise by exercising a controlling influence, controlled by a Party.

•	“Agreement” shall mean this Agreement including all Exhibits and as amended from time to time.

•	"Effective Date" shall mean the date as from which this Agreement shall be deemed effective in accordance with Article 4 below.

•	“Territory” shall mean the Territory referred to in Article 2.

•	“IP Rights” shall mean collectively certain trademarks, marketing intangibles and any other intellectual property rights, which are legally and/or economically owned by the Franchisor, or to which the Franchisor has a right of use, including the “business concept”, and which Franchisor has designated to be used by Franchisee under this Agreement.

•	“Business Concept” shall mean the Dufry Group’s business concept in the area of travel retail sales, as described in Article 3 of this Agreement.

•	“Centralised Support Services” shall mean all services as outlined in Exhibit 1.

•	“Global Distribution Centers” shall mean the central purchasing and logistic platforms operated by the Dufry Group.

•	“Duty Free” shall mean shops located in or product sales made in an environment exempt from customs duties and/or value added taxes.

•	“Duty Paid” shall mean shops located in or product sales made in an environment subject to ordinary local duties and/or value added taxes.

•	“Franchise” shall mean all elements of the Franchise as defined in Article 3 of this Agreement and in Exhibit 1, which may be reviewed and updated from time to time by Franchisor, including, as the case may be: i) the “trademark(s)”; ii) the “business concept”; iii) access to the Global Distribution Centers”; iv) all supporting or related business intangibles; and v) all centralised support services.

•	“Franchise Fee” shall mean the consideration payable by the Franchisee to the Franchisor for the Franchise referred to and calculated in Article 6.

•	“Net Sales” shall mean the gross sales in Shops in the Territory of the Franchisee and its sub-franchisees, less discounts and value added tax as referred to in Article 6.

•	"The Dufry Group" shall mean all the companies affiliated to the Parties by whatsoever corporate links in whatever jurisdiction.

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•	“Party” or “Parties” shall mean the Franchisor and/or the Franchisee referred to alone or collectively.

•	“Shops” shall mean brick and mortar travel retail outlets, spaces, or concessions operated by the Franchisee and its permitted sub-franchisees (if any) in the Territory with the approval of Franchisor.

B. INTERPRETATION GUIDELINES

•	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

•	A reference to an article, a clause, a chapter or a schedule is a reference to an article, a clause, a chapter or a schedule of this Agreement.

•	The singular includes the plural and conversely, unless otherwise expressly indicated.

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IV. COVENANTS

Article 1     Object

Subject to and in accordance with the terms and conditions of this Agreement, the Franchisor agrees to grant and hereby grants to Franchisee the right to use the franchise as further defined under Article 3 below (hereinafter referred to as “Franchise”) for the purpose of the operation of its Shops in the Territory.

This Agreement sets forth the terms and conditions under which the Franchisee may use the Franchise and shall remunerate the Franchisor for the Franchise as well as the respective rights and obligations of both Parties under the terms of this grant.

Article 2     Territory

This Agreement shall be valid within the continental United States and Canada. (hereinafter referred to as the “Territory”).

Article 3     Franchise

The elements of the Franchise include the following:

(i)	Trademarks

(ii)	Business Concept

(iii)	Access to the Global Distribution Centers

(iv)	Supporting Business Related IP

(v)	Centralised Support Services

A more detailed description of these elements is included in Exhibit 1 to this Agreement, which shall be considered as an integral part of this Agreement and may be updated and/or amended by Franchisor in its sole discretion from time to time, including, without limitation, to reflect changes and/or developments in the IP Rights portfolio of Franchisor, as may be made available by the Franchisor to the Franchisee from time to time.

The Franchisor is entitled to outsource to third parties the total or part of the delivery of the Franchise elements, i.e. the Franchisor may engage (without the Franchisee’s consent) third parties for the execution of the entire or part of the Franchise Agreement as sub-contractors whereby such a sub-contracting relationship between a sub-contractor and the Franchisor does not affect in any manner the Francisee and no legal relationship shall be deemed to exist between the Franchisee and sub-contractors.

The Franchisor is in no case obliged to notify or otherwise inform the Franchisee about any kind of delegation and/or outsourcing to third parties in connection with this Agreement.

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Article 4     Effective Date - Validity

This Agreement shall be effective as from ______________, 2017, which shall be deemed to be the Effective Date. This Agreement is of unlimited duration and shall remain in force until terminated in accordance with Article 19 hereunder.

The Parties mutually agree that any prior concluded franchise agreement between the Parties shall be deemed terminated in its entirety as per ______________, 2017. They shall procure that such franchise agreements be terminated as of that date. In particular, they shall procure that the franchise agreement between

•	Dufry International AG and Dufry Newark Inc, dated September 30, 2005
•	Dufry International AG and Dufry New York Inc, dated September 30, 2005
•	Dufry International AG and Dufry Houston Duty Free & Retail Partnership, dated September 30, 2005
•	Dufry International AG and The Nuance Group (US) Inc, dated December 2011, 2015 terminate as of said date.

Article 5     Sub-Franchise

The Franchisee has the full right to grant sub-franchises to its Affiliates. The Franchisee shall not under the terms of this Agreement have the right to grant sub-franchises to any other third parties without Franchisor’s prior consent, which shall not be unreasonably withheld. Franchisee shall procure that any of its sub-franchisees fully comply with the terms and conditions of this Agreement and Franchisee shall be responsible for any acts (and omissions) of its sub-franchisees as if they were Franchisee's own acts (and omissions).

Article 6     Remuneration

As a consideration for the Franchise granted hereby, Franchisee commits to remunerate Franchisor with a fee (hereinafter referred to as “the Franchise Fee”) which shall amount to the percentage of the Net Sales achieved in the Territory as defined in Exhibit 2, which shall be considered an integral part of this Agreement.

This Franchise Fee will be reviewed periodically to ensure that it remains in line with internationally recognised transfer pricing rules such as the OECD report on “Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations” effective 2017 with subsequent updates. In case any such transfer pricing rules require the Franchise Fee to be adjusted, Franchisor shall have the right to adjust the Franchise Fee accordingly and such adjustment shall be binding upon Franchisee.

For the purpose of this Agreement the Franchisee’s “net sales” achieved in the Territory shall mean the gross sales by Franchisee and its sub-franchisees in the Shops less any discounts and/or value added taxes.

Article 7     Payments

The payment of the Franchise Fee shall be made by the Franchisee to the Franchisor on a monthly basis, namely in accordance with the following rules:

(i)	Within 30 (thirty) days as from the last day of a calendar month the Franchisee will submit to the Franchisor a monthly statement (hereinafter “the Monthly Statement”) for the foregoing calendar month containing the amount of Net Sales and the calculation of the corresponding Franchise Fee.

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(ii)	Not later than 30 (thirty) days as from the date of the Monthly Statement, the Franchisee shall pay to the Franchisor the amount due corresponding to the Monthly Statement.

(iii)	Interest of 0.5 % per month will be charged on all late payments.

(iv)	All payments shall be made in USD by wire transfer to a bank account to be specified by the Franchisor and duly communicated to the Franchisee.

(v)	Franchisee shall retain for a period of at least 10 years, and provide to Franchisor upon its request, all records and supporting evidence necessary for Franchisor to verify the Monthly Statement, the Net Sales and the calculation of the Franchise Fee.

Article 8     Franchisee’s Rights And Obligations

8.1     Exercise of Franchise

The Franchisee has the right and the obligation to use the Franchise in accordance with the terms and conditions of this Agreement and Franchisor's instructions during the term of validity of this Agreement. Furthermore the Franchisee acknowledges and agrees that the Franchise granted in this Agreement applies only in connection with the Shops and the products and – if at all applicable – services sold therein and may not be used for any other purpose.

All use of the Franchise shall conform fully with all policies, standards and instructions of the Franchisor supplied to the Franchisee from time to time. The Franchisee hereby undertakes to exercise the Franchise in a manner which is not in any way detrimental to the business and/or the reputation of the Franchisor and the Dufry Group.

8.2     Use of Intellectual Property

The Franchisee commits to use the IP Rights at a minimum to the extent required by law for the maintenance of the valid registration of the Trademarks and the survival of marketing intangibles. The Franchisee acknowledges and agrees that the rights granted in this Agreement for the use of the IP Rights apply only to their use in connection with the operation of the Shops.

All use of the IP Rights shall conform fully with all written policies, standards and instructions of the Franchisor supplied to the Franchisee from time to time. The Franchisee may not use the IP Rights in a manner, which would injure the reputation or goodwill of the Franchisor or the Dufry Group. The Franchisee further agrees that it will not use the IP Rights for activities, products and services, which are not within the scope of business operation of the Shops.

The Franchisee hereby agrees that any use of the IP Rights by the Franchisee outside the terms and conditions of this Agreement is and shall be deemed as infringement of the Franchisor's rights.

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8.3     Exclusivity

The Franchisee commits to abstain, as long as this Agreement remains in force, from entering into any third party franchise to be fully or partially exercised in the Shops without prior written permission from the Franchisor.

Article 9     The Franchisor’s Rights And Obligations

9.1     Provision of Materials

The Franchisor undertakes to provide the Franchisee with the rights owned by or licensed to Franchisor and with information and materials which Franchisor deems necessary or convenient in order to enable the Franchisee to use the Franchise in accordance with this Agreement.

9.2     Coaching

The Franchisor undertakes hereby to provide the Franchisee, at the Franchisee’s reasonable request, with the training and coaching of personnel, which is, in Franchisor's reasonable assessment, required for the Franchisee to be in a position to properly exercise the Franchise as set out in this Agreement.

9.3     Exclusivity

The Franchisor commits to abstain, as long as this Agreement remains in force, from granting to any other person or entity which is not a member of the Dufry Group a Franchise valid for the Territory.

9.4     Trademark Maintenance

Without prejudice to any other term of this Agreement (including, without limitation, Articles 14 and 15), Franchisor undertakes to use its commercially reasonable best efforts to maintain and defend the Trademark during the term of this Agreement. Notwithstanding the foregoing in this Article 9.4, the Parties agree that Franchisor may in its sole discretion at any time during the term of this Agreement make changes to the IP Rights, including, without limitation, by amending the Trademark and/or any of the marketing intangibles and/or by amending, adding and/or removing trademark registrations from the scope of the license grant.

Article 10     Ownership Of Intellectual Property

The Parties hereto hereby acknowledge that between the Parties the Franchisor is the exclusive owner or has otherwise the exclusive right to use and license the IP Rights and all goodwill associated therewith. Furthermore the Parties expressly agree that except as expressly provided in this Agreement, the Franchisee acquires no right, title or interest in any of the IP Rights or related marketing intangibles. The Franchisee shall not in any manner represent that it has any ownership interest in the IP Rights or applications thereof. The Franchisee may not at any time dispute or contest, directly or indirectly, the validity, ownership or enforceability of any of the IP Rights, nor directly or indirectly attempt to dilute the value of the goodwill attached to any of the IP Rights.

Article 11     Registration Of The Franchisee As Registered User

Should the registration of the Franchisee as registered user of the IP Rights be possible, necessary or convenient in any public or private register, the Franchisee agrees, upon request by the Franchisor made at any time after the execution of this Agreement, to join the Franchisor in applying for such registration as registered user or any analogue registration in respect to the IP Rights or a part of them. The Franchisee agrees to execute all documents and do all acts necessary or convenient to obtain such registration, as well as any documents, which might be necessary for the variation, completion or cancellation of such registration.

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The Franchisee shall not at any time during the term of this Agreement or at any time after its termination use its capacity as registered user of the IP Rights to do any act or assist any person in doing any act which may in any way invalidate, impair or prejudice the rights or title of the Franchisor, whichever nature these rights might have, in the IP Rights.

Article 12      Other Marketing Intangibles

As far as registered or registerable, the Franchisee undertakes hereby not to register the Trademarks and/or marketing intangibles or any marketing intangibles confusingly similar thereto. Any application or registration in breach of this Article shall enure to the benefit of and be beneficially owned by the Franchisor. The Franchisee shall assign to the Franchisor at Franchisor’s request and own expense all rights, title and interest in any such application or registration.

Article 13      Quality Control, Inspection & Reporting

13.1     Quality Control

The Franchisee agrees that it shall only exercise the Franchise within the scope of business of the Shops and that such operation shall conform in nature and quality and shall be performed by the Franchisee in compliance with this Agreement, as well as in accordance with the quality standards and specifications set by the Franchisor, in its sole discretion from time to time. Without limiting the foregoing, the Franchisee agrees that the operation of the Franchise by the Franchisee shall be of high quality standards prevailing in the sector and consistent with that quality standard maintained by the Franchisor in connection with comparable businesses. The Franchisee further agrees that the operation of the Franchise shall be in conformity with all laws, rules and regulations applicable to the Franchisee as well as with the laws applicable in the Territory.

13.2     Inspection

The Franchisor or its authorised agents shall have the right at any time to inspect the Shops, the performance thereof and any relevant documents, materials and records related to the Shops in order to determine whether the Franchisee has complied with its obligations under this Agreement.

13.3     Reporting

The Franchisee agrees to maintain adequate books and records and to report to the Franchisor at the latter's request about the exercise of the Franchise by Franchisee and its permitted sub-franchisees and their compliance with the terms and conditions of this Agreement. For the purposes of this reporting, the Franchisor shall be entitled to provide the Franchisee with a standard form to be filled in by the Franchisee. The Franchisee undertakes further, at the request of the Franchisor, to have its statutory independent auditors certifying the completeness and accuracy of such reports.

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Article 14      Infringement By Unauthorised Persons

The Franchisee agrees to immediately give notice to the Franchisor of any conflicting use or any act of infringement or passing off by unauthorised persons which comes to its or its sub-franchisees attention and which involves the Franchise and/or IP Rights or any variation or imitation thereof. Upon Franchisor's request, Franchisee shall provide at its own cost all reasonable support and assistance to Franchisor in any action taken by Franchisor to defend against any infringement of and/or to enforce its rights.

Article 15     Infringement of Third Parties’ Rights

The Franchisee agrees to immediately give notice to the Franchisor of any demand, claim and/or action involving the Franchise and/or IP Rights that is made or threatened by any person against the Franchisee and/or any of its sub-franchisees. Franchisee shall, and shall cause its relevant sub-franchisee(s) to, upon Franchisor's option and request, allow (i) either Franchisor to undertake the defence against any such demand, claim and/or action or (ii) defend against such demand, claim and/or action in accordance with Franchisor's instructions. Franchisee and/or its sub-franchisees shall not agree to any settlement or any judicial finding or award that is reviewable by a higher authority without the express prior written approval of Franchisor. Franchisee shall, and shall cause its relevant sub-franchisee(s) to, further implement the measures identified by Franchisor to prevent any further infringement of any third party rights by the use of the Franchise and/or the IP Rights.

Article 16     Confidentiality

Both Parties acknowledge that by virtue of this Agreement they may have direct or indirect access and acquire knowledge of the other Party’s confidential information. Both Parties undertake hereby to hold in absolute confidence all and any information and not to use, disclose, reproduce or dispose of any information in any manner other than (i) as expressly provided for in this Agreement, or (ii) required under applicable law or regulation, in the good understanding that the undertaking contemplated in this Article 16 shall survive in case of termination of this Agreement, being irrelevant the reasons of such a termination.

Article 17     Transferability

Except as provided for in Article 3, this Agreement and all rights and obligations arising here from shall not be transferred by either Party to a third party without the express previous consent from the other Party, which shall be in writing.

Article 18     No Represenations or Warranties

Notwithstanding any other provision in this Agreement, Franchisee acknowledges and agrees that the Franchise and the IP Rights are made available to Franchisee on an "as-is" basis without any representation or warranty, including, without limitation, without any representation or warranty regarding the validity, enforceability and/or non-infringement of the IP Rights. To the maximum extent permitted by applicable law, Franchisor hereby disclaims any liability for any damages or detrimental consequences which may arise for the Franchisee as a direct or indirect consequence of the Franchisee’s exercise of its rights or fulfilment of its obligations under this Agreement.

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Article 19     Termination

19.1     Ordinary Termination

The Franchisor may at any time and in its sole discretion terminate this Agreement by serving a prior termination notice of 6 (six) months to the Franchisee.

19.2     Extraordinary Termination

In the event either Party defaults on its obligations as provided for in this Agreement, the other Party shall give the defaulting Party written notice of said default. If the defaulting Party does not cure said default to the satisfaction of the other Party and notifies in writing such other Party of such cure within 10 (ten) calendar days after receipt of the notice of default, then the Party having given notice of default may terminate this Agreement. This termination shall then be effective immediately upon notification of termination.

Notwithstanding the foregoing paragraph, the Franchisee shall be deemed to be in default under this Agreement and this Agreement and all rights granted therein shall be deemed to be terminated effective immediately, without notice or prior opportunity to cure the default in the following cases:

(i)	If an application or order is made, proceedings are commenced, a resolution is passed or an application to court is made or whatsoever steps are taken which might lead to the Franchisee's winding-up, dissolution, declaration of bankruptcy or insolvency, appointment of an administrator or controller or custodian or similar officer over all or any of its assets (including any undertaking of the Franchisee or any step preliminary to such appointment), assignment for the benefit of creditors or the appointment of a receiver or trustee for the assets.

(ii)	If there is any change in the ownership of more than 15% of the Franchisee's voting stock (other than in case of Dufry group internal restructuings), including but not limited to the case of expropriation, nationalisation or whatsoever manner of exercise of governmental control upon the Franchisee.

The Parties further agree that this Agreement shall terminate upon the effective date of any termination or expiry, if any, of the Master Relationship Agreement entered into between Franchisor and Hudson Ltd. dated _______________, 2017.

Article 20     Effects of Termination

Upon the proper termination of this Agreement for any reason whatsoever, the Franchisee shall immediately cease to be a franchisee of the Franchisor and shall immediately cease to exercise, directly or indirectly, through any of its sub-franchisees, in any manner whatsoever any rights arising out of the Franchise and shall, forthwith upon request by the Franchisor, sign all documents and take such actions as may be necessary to cancel any registration in whatsoever register of the Franchisee as a user of the Trademarks. Further the Franchisee shall return to the Franchisor, at the sole discretion of the Franchisor, all materials which have been provided by the Franchisor.

Without prejudice to the foregoing in this Article 20, in case of a termination by Franchisor without cause based on Article 19.1, upon request of Franchisee, Franchisor will use its commercially reasonable efforts to provide, on a case by case basis, to Franchisee and/or its permitted sub-franchisees who, as of the receipt by Franchisee of Franchisor's termination notice, operate certain Shops in good faith reliance on the continued duration of this Agreement, the right to continue to use the reasonably necessary IP Rights for the operation of the relevant Shop(s) for a limited term. Each such continued use shall: (i) fully comply with the terms and conditions of this Agreement (including, without limitation, regarding remuneration), which shall continue to remain in force insofar as the operation of the relevant Shop(s) is concerned (but, for the avoidance of doubt, not with regard to any other Shops and/or any other use of the IP Rights); (ii) be limited to the use expressly permitted by Franchisor on a case by case basis; (iii) cease immediately without further notice required in case of any breach of the terms and conditions of this Agreement by Franchiseee and/or its permitted sub-franchisee that is not remedied within 30 (thirty) days after Franchisor's request; and (iv) cease immediately without further notice required, in respect of each Shop for which an extension based on this Article 20 is granted, upon the expiry of the remainder of the minimum term of the concession, lease or similar agreement applicable to the relevant Shop as in effect as of the receipt by Franchisee of Franchisor's termination notice (without any extension or prolongation).

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Article 21     No Goodwill Redundancy On Termination

Any and all goodwill which accrues or which has accrued from the Franchise has accrued and shall accrue for the benefit of the Franchisor and if so requested by the Franchisor at any time or on the termination of this Agreement, the Franchisee shall assign all goodwill to the Franchisor.

For the case that the Franchisee has prior to the date of execution of this Agreement already exercised any right inherent to the Franchise, the Franchisee acknowledges that all such use has been under the control of the Franchisor. Insofar as the Franchisee might have been regarded as the proprietor of the IP Rights for the purposes of any applicable law, the Franchisee hereby confirms that it has abandoned in favour of the Franchisor its proprietorship in the IP Rights.

Consequently, upon the proper termination of this Agreement for any reason whatsoever, the Franchisee shall in no case be entitled to receive from the Franchisor any kind of compensation, redundancy fee or whatever payment from the Franchisor on the basis of any goodwill which might have arisen out of the Franchisee’s compliance with its obligations under this Agreement.

In the unlikely case that any applicable law would vest the Franchisee with any right to claim from the Franchisor any payment based on goodwill, the Franchisee hereby waives, to the full extend permitted by law, any right to claim such payment and simultaneously declares hereby that, in case of its entitlement being compulsory by law, it hereby assigns any payment in full to the Franchisor without requesting any compensation therefore.

Article 22     Entire Agreement

This Agreement and its Exhibit hereto constitute the entire agreement between the Parties in connection to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether written or oral. Except as provided in this Agreement and its Exhibit, there are no conditions, representations, warranties, undertakings, promises, inducements or agreements whether direct or indirect, collateral, expressed or implied made by the Franchisor to the Franchisee.

No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by authorised officers of the Franchisor and the Franchisee.

Article 23     Other Contractual Relationships Between The Parties

The Parties hereto acknowledge that they have or may have in the future other contractual relationships between them. It is both Parties’ interest and intention that the different contractual relationships between the Parties are kept separated from each other and that the matters regulated in this Agreement shall in no way be affected by any term or condition other than those set forth in this Agreement.

Article 24     Severability

The invalidity or unenforceability of any provision or any covenant of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision or covenant in any other jurisdiction or of any other provision or covenant hereof or herein contained and any invalid provision or covenant shall be deemed to be severable. The Parties shall negotiate in good faith in order to replace the provision declared invalid or unenforceable with a new provision, valid and enforceable, which preserves the original intention of the Parties.

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Article 25     Successors And Assignees

This Agreement shall enure to the benefit of and be binding upon the Franchisor and the Franchisee and their respective legal representatives, successors and permitted assignees.

Article 26     Independent Parties

The Franchisee is and will at all times remain an independent party of the Franchisor and is not and shall not represent itself to be the agent, joint venturer or partner of the Franchisor. No representations will be made or acts taken by the Franchisee which could establish any apparent relationship of agency, joint venture or partnership and the Franchisor shall not be bound in any manner whatsoever by any agreements, warranties or representations made by the Franchisee to any other person or with respect to any other action of the Franchisee. No acts of assistance given by the Franchisor to the Franchisee shall be construed to alter this relationship.

Article 27     Costs And Taxes

27.1      Costs

All costs related to the preparation and execution of this Agreement shall be borne by the Franchisor. For the avoidance of doubt, this Article 27.1 shall not apply to the costs of the use of the Franchise, including, without limitation, the operation of the Shops, by Franchisee and its sub-franchisees.

27.2      Taxes

The Franchisor shall be completely responsible for any taxes now or hereafter imposed on the Franchisor with respect to the transactions contemplated hereunder, and the Franchisee shall be completely responsible for any taxes now or hereafter imposed on the Franchisee with respect to the transactions contemplated hereunder.

All sums payable to the Franchisor under or in connection with this Agreement shall be calculated excluding any VAT or any other applicable taxes. In this Agreement "VAT" means Value Added Tax and includes any similar tax replacing it or adding to it. Therefore the Franchisee shall also pay to the Franchisor an amount equal to the amount of any VAT chargeable according to the applicable tax regime in each case.

If under the applicable legal dispositions in the Franchisee’s jurisdiction, any amount to be paid to the Franchisor is subject to withholding tax, the latter will be subject to taxation at the relevant tax rate, so that the Franchisor receives the amount agreed net of withholding tax. To the extent applicable law requires any such amounts to be paid by the Franchisee directly to a governmental authority, the Franchisee shall pay such amounts promptly and receipts or other proof of such payment shall be provided to the Franchisor immediately upon receipt. If the Franchisee fails to pay these withholding taxes, will indemnify the Franchisor for the full amount of such taxes, including any losses occasioned by its failure to withhold any taxes imposed by any local jurisdiction on amounts payable by the Franchisee, and for any liability (including penalties, interest, and expenses) arising from or concerning the payment of such taxes, whether such withholding taxes were correctly or legally asserted or not.

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Whenever an Agreement for the avoidance of double taxation between the involved countries is available, the Franchisee shall provide the Franchisor with a Certificate of Tax Residence within the meaning of such agreement.

The Franchisee shall bear the cost and be responsible for the payment of stamp duty, if any, applicable to this Agreement.

All other taxes imposed, such as turnover taxes, which may be imposed now or in the future, will be the Franchisee´s responsibility and will not affect its obligations to make payments as required under this Agreement.

Article 28     Force Majeure

Neither the Franchisor nor the Franchisee shall be liable in damages, or shall be subject to termination of this Agreement by the other Party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that Party, provided that, in order to excuse its delay or default hereunder, a Party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof, and provided, further, that within 15 (fifteen) calendar days after the termination of such occurrence or cause, that Party shall give notice to the other Party specifying the date of termination thereof. All obligations of both Parties shall return to being in full force and effect upon termination of such occurrence or clause.

For the purposes of this Agreement, a "cause beyond the reasonable control" of a Party shall include, without limiting the generality of the phrase, any act of God, act of any government (excepting the causes contained in Article 19.2), or other statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot, or war (declared or undeclared).

Article 29     Non-Waiver And Cumulative Rights

The failure of either Party to exercise any right, power or option given hereunder or to insist upon the compliance with the terms and conditions hereof by the other Party shall not constitute a waiver of the terms and conditions of this Agreement with respect to that or any other or subsequent breach thereof nor a waiver by the non-exercising Party of its rights at any time thereafter to require strict compliance with all terms and conditions hereof including the terms or conditions with respect to which non-complying Party has failed to exercise such right or option. The rights of each Party hereunder are cumulative.

Article 30     Notices

All notices, consents and approvals (hereinafter referred to as a "Notice") permitted or required to be given hereunder shall be deemed to be sufficiently and duly given if written and delivered personally or sent by courier or transmitted by facsimile transmission or other form of recorded communication tested prior to transmission, addressed as follows:

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For the Franchisor:	Dufry International AG
Brunngässlein 12
CH-4010 Basel
Switzerland

For the Franchisee:	Hudson Group (HG), Inc.
One Meadowlands Plaza, 11th Floor
East Rutherford
New Jersey, 07073
USA

Any Notice so given shall be deemed to have been received on the date of delivery if sent by courier, facsimile transmission or other form of recorded communication, as the case may be. Either Party from time to time by Notice may change its address for the purposes of this Agreement.

Article 31     Applicable Law

This Agreement shall be governed and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

Article 32     Dispute Resolution and Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, or any agreement or action contemplated thereby (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article 32, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

The Board of Directors of either Party may submit any Dispute for resolution by mediation in accordance with the Swiss Rules of Commercial Mediation of the Swiss Chambers’ Arbitration Institution in force on the date when the request for mediation was submitted in accordance with these Rules. The seat of the mediation shall be Zurich, although the meetings may be held elsewhere. The mediation proceedings shall be conducted in English.

If a Dispute is not resolved by mediation as provided in this Article 32 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either Party may submit the Dispute to be finally resolved by arbitration pursuant in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date when the Notice of Arbitration was submitted in accordance with those Rules. The Parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

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The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English. The arbitration shall be conducted in accordance with the provisions for expedited procedure.

Article 33     Further Assurances

The Parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent, including any kind of public deed or official document which could be required according to the laws of Switzerland, the laws of the Territory or to the laws applying to either the Franchisee or the Franchiser.

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IN WITNESS THEREOF the Parties hereto have entered into this Franchising Agreement on the date and place set hereunder and have executed it in two originals, both of them together constituting one and the same document.

For The Franchisor (Dufry International AG):

DATED at _____________ this __ day of _____________ 2017

Signature:		Signature:
Name:	Julian Diaz	Name:	Andreas Schneiter
Title:	Director	Title:	Director

For The Franchisee (Hudson Group (HG), Inc.):

DATED at _____________ this __ day of _____________ 2017

Signature:	Signature:
Name:	Name:
Title:	Title:

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EXHIBIT 1: COMPONENTS OF THE FRANCHISE

The list herein below represents only an overview of the components of the Franchise and is not meant to be exhaustive. The scope of the Centralised Support Services, which may vary from time to time, shall be at the sole discretion of the Franchisor. The application of the Dufry Group Trademarks has to be compliant with "Dufry Corporate Identity Guidelines" as updated from time to time. Should an envisaged application not be covered by the "Dufry Corporate Identity Guidelines" the Franchisors approval is required.

(i)	Trademarks:

•	The Dufry Brands/Trademarks:
o	DUFRY
o	NUANCE
o	WORLD DUTY FREE GROUP

(including “DUFRY” master brand logo and “” signage, as well as applicable colours and fonts);

•	Global Brand Guidelines (technical details regarding application of the brands);

•	Guidance and training on how to utilise the logos and brands within stores (e.g. on banners, logos, point of sale machines, sales tickets, plastic bags etc);

•	Guidance and training on how to utilise the master brand logo and brands on stationery (letters, business cards, signage etc); and

•	Trademark registrations and legal protection by the Franchisor.

(ii)	Business Concept:

•	Commercial Concepts for the traditional duty-free business (DUFRY, WDFG & NUANCE)

•	Store Product Category Concepts;

•	Store Operating Concept;

•	The VIP Discount Card;

•	Special Offers Brochure (issued 3/4 times a year in major stores);

•	Calendar of Promotions (month by month calendar of promotions designed for every Store);

•	Corporate Web-Sites including Pre-Order Platforms; and

•	Development of Alternative Sales Channels.

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(iii)	Access to Global Distribution Center:

•	Access to replenishing tools; and

•	Access to central datawarehouse structures such as Dufry Central Information System (DCIS).

(iv)	Supporting Business Related IP:

•	Marketing Knowhow;

•	Product Assortment;

•	Standardised Business Procedures;

•	Central Management of Promotion and Advertising Activities;

•	Dufry Magazines & Corporate Communication;

•	Central Industry/Market/Sales Knowledge;

•	Sales Staff Training; and

•	Tender and Business Development Support.

(v)	Centralised Support Services:

•	Treasury Services including Intragroup Financing and FX Hedging;

•	Internal Audit including Loss Prevention Program;

•	Legal Services;

•	Tax Support;

•	Global Insurance Programs; and

•	Budgeting, Controlling and Performance Analysis Support.

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EXHIBIT 2: FRANCHISE FEE

The Franchise fee rate payable by the Franchisee to the Franchisor shall be set at:

Duty Free Sales under the DUFRY trademark

3% (THREE PERCENT) of the Net Sales of the Franchisee.

Duty Free Sales under the NUANCE trademark

3% (THREE PERCENT) of the Net Sales of the Franchisee.

Duty Free Sales under the WORLD DUTY FREE trademark

3% (THREE PERCENT) of the Net Sales of the Franchisee.

Duty Free Sales under the franchise concept but not under a trademark(s) of the Dufry Group

2% (TWO PERCENT) of the Net Sales of the Franchisee.

Duty Paid Sales under the franchise concept whether or not under a trademark(s) of the Dufry Group (“Endorsement Fee”)

0.35% (POINT THREE FIVE PERCENT) of the Net Sales of the Franchisee